EXHIBIT 23.1



The Board of Directors
Data Systems Network Corporation:


We consent to incorporation by reference in this registration statement on Form S-8 of Data Systems Network Corporation of our report dated March 20, 1996, relating to the balance sheet of Data Systems Network Corporation as of December 31, 1995 and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in th December 31, 1995 annual report on Form 10-K of Data Systems Network Corporation.



KPMG Peat Marwick LLP


/S/ KPMG Peat Marwick LLP

Detroit, Michigan
June 3, 1996